                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (Amendment No.   )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[ ] Preliminary Proxy Statement             [_] CONFIDENTIAL, FOR USE OF THE
                                                COMMISSION ONLY (AS PERMITTED
                                                BY RULE 14a-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                            NOSTALGIA NETWORK, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

    (5) Total fee paid:

        ------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        -----------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

    (3) Filing Party:

        -----------------------------------------------------------------------

    (4) Date Filed:

        -----------------------------------------------------------------------
Notes:

                          THE NOSTALGIA NETWORK, INC.
                         650 MASSACHUSETTS AVENUE, N.W.
                             WASHINGTON, D.C. 20001
                            _______________________

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 10, 1998


TO THE STOCKHOLDERS:

     The 1998 Annual Meeting of Stockholders of The Nostalgia Network, Inc. will be held at the offices of the Company at 650 Massachusetts Avenue, N.W., Washington, D.C. 20001 on Wednesday, June 10, 1998 at 11:00 a.m. local time, for the following purposes:

     1. To elect ten directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified;

     2.   To ratify the appointment of independent accountants for 1998;

     3. To approve the options granted pursuant to the May 13, 1996 Stock Option Agreement between The Nostalgia Network, Inc. and
          Squire D. Rushnell, the Company's President and Chief Executive Officer; and

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record on the close of business on Monday, May 18, 1998 are entitled to notice of and to vote at the meeting or any adjournment thereof.

     All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, stockholders are urged to mark, sign, date and return the enclosed proxy card in the enclosed envelope as promptly as possible. The principal address of The Nostalgia Network, Inc. is 650 Massachusetts Avenue, N.W., Washington, D.C. 20001.


                                  By order of the Board of Directors,
                                  /s/ Willard R. Nichols
                                  Willard R. Nichols
                                  General Counsel and Secretary
Dated:  April 30, 1998


YOUR VOTE IS IMPORTANT. Please sign, date and return the enclosed proxy card immediately, whether or not you plan to attend the meeting

                          THE NOSTALGIA NETWORK, INC.
                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors (the "Board of Directors") of The Nostalgia Network, Inc. (the "Company") for use at the Company's 1998 Annual Meeting of Stockholders (the "Meeting"), at the offices of the Company at 650 Massachusetts Avenue, N.W., Washington, D.C. 20001, on Wednesday, June 10, 1998 at 11:00 a.m. local time, and at any adjournment thereof. This Proxy Statement, the accompanying proxy card and the Company's Annual Report to Stockholders for the year ended December 31, 1997 are first being sent to stockholders on or about Wednesday, May 20, 1998.

     At the close of business on April 15, 1998, the Company had outstanding 20,274,371 shares of Common Stock, par value $0.04 per share (the "Common Stock"), and 3,250 shares of Preferred Stock, par value $2.00 per share (the "Preferred Stock"). Each stockholder is entitled to one vote per share of Common Stock and one hundred votes per share of Preferred Stock registered in such stockholder's name on the books of the Company as of the close of business on April 15, 1998. The Preferred Stock will vote with the Common Stock as a single class on all matters expected to come before the Meeting, with the result that a maximum of 20,599,371 votes may be cast on any such matter.

     The cost of the solicitation of proxies will be borne by the Company. In addition to solicitation of proxies by mail, employees of the Company or its affiliates may solicit proxies by telephone or facsimile.

     Any duly executed proxy received prior to the closing of the polls during the Meeting will be voted in the manner specified on the proxy. If no direction is indicated on a proxy, it will be voted to elect as directors the nominees listed in this Proxy Statement. A proxy given pursuant to this solicitation may be revoked by a stockholder of record at any time before it is voted either by delivering a written notice of revocation bearing a date later than the proxy or a subsequent, duly-executed proxy relating to the same shares to the Secretary of the Company or by voting in person at the Meeting. Materials intended for the Secretary of the Company should be mailed to the Company at 650 Massachusetts Avenue, N.W., Washington, D.C. 20001. The Company's telephone number is (202) 289-6633.

                         ITEM 1. ELECTION OF DIRECTORS

     At the Meeting, the shares represented by proxies, unless otherwise specified, will be voted for the election of the ten nominees named herein, each to serve until the next annual meeting and until their successors are duly elected and qualified.

     If for any reason any of the nominees is not a candidate when the election occurs (which is not expected), the Board of Directors expects that proxies will be voted for the election of a substitute nominee designated by the Board of Directors.

NOMINEES FOR ELECTION AT THE ANNUAL MEETING

     Ten nominees, including nine incumbent members of the Board of Directors and one additional nominee, have been nominated for election as directors at the Meeting, each to serve until the next annual meeting of stockholders of the Company, and until his or her successor is duly elected and qualified. All nominees for election have indicated their willingness to serve, but if any of them should decline or be unable to serve as a director, it is intended that the enclosed proxy will be voted for the election of such person or persons who are nominated as replacements.


                     THE BOARD RECOMMENDS THAT STOCKHOLDERS
                 VOTE FOR THE ELECTION OF EACH OF THE NOMINEES.
                      ---

     Certain information concerning each of the nominees for election as a director is set forth below, including the nominee's age as of the date of this Proxy Statement, position with the Company, other recent business experience and period of service as a director of the Company:


CHRISTOPHER A. CATES, 44                             Director since October 1990

     Mr. Cates is currently Senior Vice President of Corporate Development of Atlantic Video, Inc. ("AVI") which is engaged in the production and recording of videotapes, the provision of post-production services and related activities. Mr. Cates served as Vice President/General Manager of AVI from July 1989 to January 1998. From March 1992 to January 1998 he also served as President of Pyramid Video, Inc. ("PVI"), a subsidiary of Concept Communications, Inc. ("Concept"), which is engaged in satellite transmission services, the production and recording of videotapes, the provision of post-production services and related activities. From December 1985 to July 1989 Mr. Cates served as Vice President/General Manager of Glendale Studios, a television production company. From December 1983 to May 1985 Mr. Cates acted as a free lance producer and consultant. During 1997, AVI, PVI and their affiliates had substantial dealings with the Company. See Certain Relationships and Related Transactions.


FLOYD CHRISTOFFERSON, 43                               Director since June 1995

     Mr. Christofferson has served as President and Chief Executive Officer of Potomac Television/Communications, Inc. ("Potomac") since April 1997. From November 1994 to April 1997 Mr. Christofferson served as President of Manhattan Center Studios ("Manhattan"), a multimedia group. From 1990 through 1994 he was a senior partner and creative director in Delta Imaging, a computer graphics firm. From 1989 to 1993, Mr. Christofferson was a general partner in Alapitvany Kiado, kft., a Hungarian/U.S.A. joint venture publishing firm. From February 1985 to February 1989 he was an associate publisher for the Middle East Times in Athens, Greece and, prior to that, was a foreign correspondent for various newspapers around the world. Potomac, Manhattan and the Middle East Times are affiliates of AVI. During 1997, Potomac, Manhattan, AVI and their affiliates had substantial dealings with the Company. See Certain Relationships and Related Transactions.

DIANNE M. FAURE, 41                                     Director since June 1995

     Ms. Faure is an attorney and, since October 1989, has worked in the areas of health care, insurance and contract law. During this time, she also has served as a board member to numerous civic and nonprofit associations. From August 1988 to October 1989 she was an Attorney-Advisor specializing in Title VIII of the Civil Rights Act at the United States Commission on Civil Rights in Washington D.C. From January 1988 to August 1988 she was Legal Counsel at the Coalition for Religious Freedom a nonprofit corporation located in Alexandria, Virginia. From February 1986 to May 1987 she was Assistant General Counsel in the Office of General Counsel at the Legal Services Corporation in Washington, D.C., specializing in administrative, regulatory and contract compliance law.

HIROSHI GOTO, 43                                                         Nominee

     Mr. Goto has served as the budget director of The Washington Times Corporation ("Washington Times") since August 1997. From September 1986 through July 1988, Mr. Goto served in various capacities at Washington Times, including finance manager, assistance finance manager and internal auditor. Washington Times is a subsidiary of News World Communications, Inc ("NWC"), an affiliate of AVI. During 1997 AVI and its affiliates had substantial transactions with the Company. See Certain Relationships and Related Transactions.

DONG MOON JOO, 52                                    Director since October 1992

     Mr. Joo has served as a director and President of Concept since April 1993. Mr. Joo has been President and Chief Executive Officer of Washington Times and its parent company, NWC, since September 1992. He was Executive Vice President of those companies from July 1991 until September 1992. Those companies publish numerous newspapers and periodicals, including The Washington Times, Insight, The World & I, The Middle East Times and Noticias del Mundo. For at least three years prior to July 1991, Mr. Joo ran the division of NWC that published The World & I. Since April 1991, Mr. Joo also has served as President and a director of AVI, and as President of the corporate general partner of Washington Television Center Limited Partnership ("WTC"), which owns a multi-purpose building in Washington, D.C., including office space and television production facilities, where the Company has its executive offices. Mr. Joo serves as Chief Executive Officer and Chairman of the Board of Directors of AVI, Crown Capital Corporation ("Capital"), and Crown Communications Corporation ("Crown"), as President and a director of Concept, and as a director of PVI. During 1997, Concept, Capital, Crown, AVI and WTC and their affiliates had substantial transactions with the Company. See Certain Relationships and Related Transactions.

DR. S. ROBERT LICHTER, 49                              Director since April 1998

     Dr. Lichter has served as President of the Center for Media and Public Affairs, a nonpartisan, nonprofit research organization that analyzes how news and entertainment media treat social and political issues, and Statistical Assessment Service, a nonprofit research organization. Dr. Lichter is currently an adjunct professor of government at Georgetown University. He has taught media and politics at Princeton University, and served as a senior research fellow at Columbia University and served as a postdoctoral fellow in politics and psychology at Yale University.

FREDERICK W. NEWTON, 40                             Director since November 1997

     Mr. Newton is a certified Public Accountant. Since 1987, Mr. Newton has served as President of Corporate Recovery Inc., which provides consulting services to area corporations, including Capital, NWC and certain of their affiliates. During 1997, Capital and its affiliates had substantial transactions with the Company. See Certain Relationships and Related Transactions. Since 1989, Mr. Newton has served as President of Stellar Printing Inc. Since 1993, Mr. Newton has served as President of Freestate Publishing, Inc., which publishes a community newspaper. Both Stellar Printing, Inc. and Freestate Publishing, Inc. are subsidiaries of NWC.

SQUIRE D. RUSHNELL, 59                                  Director since June 1997

     Since June 1996 Mr. Rushnell has served as the Company's President and Chief Executive Officer. From August 1995 to December 1995 Mr. Rushnell was President and Co-Founder of Our Time Television, Inc. a cable television network targeted to emerging baby boomers. From January 1990 to March 1996 Mr. Rushnell served as President of Rushnell Communications and Publishing, Inc. producing programming for broadcast networks and syndication. From September 1969 to December 1989 Mr. Rushnell served as a program executive with the ABC Television Network. In December 1995 Mr. Rushnell resigned all positions and disposed of all stock ownership in Our Time Television, Inc. In December 1996 Our Time Television, Inc. filed for bankruptcy protection in the Southern District of New York.

AMBASSADOR PHILLIP SANCHEZ, 68                     Director since September 1994

     Since February 1987 Ambassador Sanchez has served as Vice President of NWC, which publishes numerous newspapers and periodicals. Ambassador Sanchez is currently the Publisher of Noticias Del Mundo, a national Spanish-language daily newspaper. From 1975 to 1977, Ambassador Sanchez served as the U.S. Ambassador to the Republic of Colombia, and from 1973 to 1975; he served as the U.S. Ambassador to the Republic of Honduras. Ambassador Sanchez was National Director of the U.S. Office of Economic Opportunity ("OEO") from 1971 to 1973 and Assistant Director (Operations) of OEO during 1971. He is a Director of the International Security Council, President of CAUSA USA and Vice President of the American Freedom Coalition. Ambassador Sanchez is the Chairman of the Board of Trustees of the National Hispanic University (located in San Jose, California) and serves on the board of Trustees of the University of the Americas (located in Mexico City, Mexico), the University of Bridgeport (located in Bridgeport, Connecticut) and the West Coast University (located in Los Angeles, California). NWC is an affiliate of AVI. During 1997 AVI and its affiliates had substantial transactions with the Company. See Certain Relationships and Related Transactions.

ROBERT J. WUSSLER, 61                                Director since January 1995

     Since June 1995 Mr. Wussler has served as President and Chief Executive Officer of Affiliate Enterprises, Inc., a television syndication company. Mr. Wussler also has served as President and Chief Executive Officer of The Wussler Group, a worldwide media-consulting group, since February 1992. From September 1989 to January 1992, Mr. Wussler served as President and Chief Executive Officer of COMSAT Video Enterprises, a satellite delivered entertainment and information business. Mr. Wussler is former President of CBS Television, CBS Sports and former Senior Executive Vice President of Turner Broadcasting System, Inc. Mr. Wussler serves as a director of Cafe USA, an advertiser supported television network broadcast to food courts of major shopping malls throughout the United States. Mr. Wussler also serves on the boards of directors of Ed Net which specializes in compressed audio and video technology; US Digital, which specializes in internet broadcasting services and satellite technology; and Beechport, which specializes in arena promotions.

Masahisa Kobayashi will resign from the Board of Directors upon election of a successor. William H. Lash, III resigned from the Board of Directors in 1998 and Josette Shiner resigned from the Board of Directors in 1997. None of these persons had a disagreement with the Company.


MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors has appointed an Executive Committee, a Finance Committee, an Audit Committee, and a 144 Committee. The Board has established no nominating or compensation committee.

     The Executive Committee, composed of Messrs. Joo, Cates, and
Christofferson, is authorized to exercise the powers of the Board of Directors in the oversight of management and of the business affairs of the Company during intervals between the meetings of the Board of Directors. The Executive Committee met four times during 1997.

     The Finance Committee, composed of Messrs. Kobayashi, Newton and Wussler, was created to work with management in recommending policy to the Board of Directors on all areas of the Company's finances, including budget, compensation policy, stock option plans, and other financially related matters. The Finance Committee met one time during 1997.

     The Audit Committee, composed of Messrs. Christofferson and Kobayashi, recommends the appointment of independent public accountants for the Company; receives audit reports and financial statements of the Company; and reviews the plan, scope and results of the audit of the Company's financial statements, the fees for services performed and the adequacy of internal control systems with the independent public accountants. The Audit Committee met two times during 1997.

     The 144 Committee, composed in 1997 of Messrs. Wussler and Lash, considers proposed transactions that may come within the scope of Section 144 of the Delaware General Corporation Law, which relates to transactions in which directors or officers of a Delaware corporation may have a direct or indirect financial interest. In 1997, the 144 Committee approved the loan arrangements between the Company and Concept and the Company and Crown. See Certain Relationships and Related Transactions. The 144 Committee met one time during 1997.

     The Board of Directors held seven regular and three special meetings during 1997. Each of the incumbent directors attended at least 75.0% of the total number of meetings of the Board and each committee on which he or she served.

DIRECTORS' COMPENSATION

     The Company reimburses directors for costs and expenses in connection with their attendance and participation at Board of Directors meetings and for other travel expenses incurred on the Company's behalf. In addition, the Company compensates each non-employee director $3,000 per quarter for his efforts on the Company's behalf, with additional compensation for attendance at Board meetings. Each quarter, the non-employee directors receive $1,000 for attendance (telephonically or in person) at Board meetings and reimbursement of expenses if attendance is in person. Additionally, as permitted by the Company's 1996 Incentive Stock Option Plan (the "1996 Plan"), in 1997 each director received grants of options for the purchase of an additional 3,000 shares of Common Stock at $0.07 per share, vesting ratably over three years. The Company compensates members of the Audit Committee an additional $1,000 per quarter and members of the 144 Committee an additional $2,000 per quarter. Members of the Executive and Finance Committees do not receive compensation (other than reimbursement of expenses) for services performed for those committees.

                     ITEM 2. RATIFICATION OF APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, on the recommendation of its Audit Committee, has appointed BDO Seidman, LLP as independent public accountants to audit the financial statements of the Company for 1998. Although ratification by stockholders is not required, the Board of Directors requests that stockholders ratify this appointment. If ratification is not obtained, the Board will reconsider this appointment.

     The Company has been advised that representatives of BDO Seidman, LLP will be present at the Meeting. They will be afforded the opportunity to make a statement, should they desire to do so, and respond to appropriate questions.


                    THE BOARD OF DIRECTORS RECOMMENDS THAT
                     STOCKHOLDERS VOTE FOR THIS PROPOSAL.
                                       ---

                   ITEM 3. PROPOSAL TO APPROVE STOCK OPTIONS

     The Company entered into a Stock Option Agreement dated May 13, 1996 between Mr. Rushnell, then the Company's President and Chief Executive Officer, and now also a director, and the Company (the "Agreement") pursuant to which Mr. Rushnell was granted the right to purchase 839,840 shares of Common Stock at a price of $0.35 per share in accordance with the terms of the Agreement (the "Options"). The Options were not granted pursuant to the 1996 Plan. Once the Options are approved by a majority of the Company's stockholders, the Options, once vested, are exercisable by Mr. Rushnell until the earliest of (i) 90 days after termination of Mr. Rushnell's employment by the Company for cause or resignation by Mr. Rushnell without good cause; (ii) one year after the termination of Mr. Rushnell's employment by reason of death or disability, termination without cause, termination following a change of control (as defined in the 1996 Plan) or resignation by Mr. Rushnell for good cause; or (iii) May 12, 2006 at 5:00 p.m. The market value of the Common Stock underlying the Options as of April 15, 1998 was $41,992.

     Upon stockholder approval, 419,920 of the Options will vest immediately; 209,960 of the Options will vest on August 12, 1998; and 209,960 of the Options will vest on May 12, 1999 (each, a "Vesting Date"). In the event of termination of Mr. Rushnell's employment in certain circumstances or upon a change of control, the Options shall vest fully. In the event of Mr. Rushnell's death, Mr. Rushnell's estate, executors or administrators, or personal or legal representatives may exercise the Options for a period of one year following the date of Mr. Rushnell's death if Mr. Rushnell was entitled to exercise such Options at the time of his death.

     In the event that, on a Vesting Date, the Options vesting on such date represent less than 1.0% of the outstanding Common Stock on the Vesting Date, assuming the conversion of all outstanding shares of Preferred Stock into shares of Common Stock and the exercise of all outstanding options and warrants exercisable for Common Stock or Preferred Stock which are "in-the-money" as of the Vesting Date, the Company shall issue to Mr. Rushnell fully exercisable and vested options which, together with the Options to be exercised on such Vesting Date, equal 1.0% of the outstanding Common Stock. The exercise price of the additional options shall be the average of the bid and asked prices of the Common Stock on the last 30 trading days prior to the applicable Vesting Date.

     On or before the date on which any portion of the Options may first be exercised, the Company must use reasonable efforts to prepare, file with the Commission and make effective a Form S-8 registration statement registering the shares of Common Stock underlying the Options, including a reoffer prospectus covering any resale or reoffer of any or all of the shares of Common Stock underlying the Options in brokers' transactions or private, negotiated transactions, to keep such registration statement in effect and to amend the registration statement if necessary, until the earliest of (i) two years after the date upon which the Options are fully exercised, (ii) the date upon which Mr. Rushnell has sold or transferred all of the shares of Common Stock underlying the Options, or (iii) the date on which the Options expire. In the event that the Company cannot or does not prepare a Form S-8 registration statement, the Company must use reasonable efforts to prepare, file with the Commission and make effective a Form S-3 registration statement registering the shares of Common Stock underlying the Options. In the event that a registration statement is not effective at the time on which Mr. Rushnell elects to sell the shares of Common Stock underlying the Options, Mr. Rushnell may, by written notice to the Company, cause the Company to repurchase the shares at a price per share equal to the average of the closing bid and asked prices of a shares of Common Stock on the 30 trading days prior to the date on which Mr. Rushnell sends written notice of his election to the Company. The registration rights granted pursuant to the Agreement may not be assigned by Mr. Rushnell without the prior written consent of the Company.


              THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS
                       VOTE FOR APPROVAL OF THE OPTIONS.
                            ---

                                 OTHER MATTERS

     The Board of Directors does not intend to bring any matter before the Meeting other than as stated in this Proxy Statement, and is not aware of any other matter that may be presented for action at the Meeting. If any other matter comes before the Meeting, the persons named in the enclosed form of proxy will vote the proxy with respect thereto in accordance with their best judgment, pursuant to the discretionary authority granted by the proxy.

                                 VOTE REQUIRED

     The Company's Bylaws provide that the holders of a majority of the outstanding shares of the Company entitled to vote at the Meeting, present in person or by proxy, will constitute a quorum, and that the affirmative vote of a majority of the shares represented and entitled to vote at the Meeting will decide any question brought before the Meeting, unless a greater proportion or number of votes is required by law or by the Company's Certificate of Incorporation or Bylaws. The election of directors and the ratification of the appointment of independent accountants will each require the affirmative vote of a majority of the shares present at the Meeting. For purposes of determining whether a proposal has received a majority vote, abstentions will be included in the vote total, with the result that an abstention will have the same effect as a negative vote. For purposes of determining whether a proposal has received a majority vote, in instances where brokers are prohibited from exercising discretionary authority for beneficial holders of Company stock who have not returned a proxy (so-called "broker non-votes"), those shares will not be included in the vote totals and, therefore, will have no effect on the outcome of the vote.

     Concept has indicated that it intends to vote all shares over which it has voting power to elect as directors the ten nominees listed above. Concept has voting power over shares having at least 14,432,417 votes or approximately 70.1% of the votes entitled to be cast at the Meeting. Concept's voting of such shares at the Meeting as it has indicated will constitute a quorum for the Meeting and will cause the nominees for whom Concept votes to be elected as directors.

                       SECURITY OWNERSHIP OF MANAGEMENT
                         AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as of April 15, 1998, the number of shares of Common Stock and Preferred Stock beneficially owned by each of the Company's current executive officers, by each current director or nominee for director of the Company, by all directors and executive officers as a group, and by each person known by the Company to own beneficially more than 5.0% of the outstanding Common Stock or Preferred Stock.

                                                COMMON STOCK                  PREFERRED STOCK
                                        -----------------------------  -----------------------------
                                                           PERCENT OF                     PERCENT OF
                                            NUMBER OF     OUTSTANDING      NUMBER OF     OUTSTANDING
     NAME OF BENEFICIAL OWNER(1)             SHARES          SHARES         SHARES          SHARES
--------------------------------------  ---------------  ------------  ---------------  ------------
NAMED EXECUTIVE OFFICERS
   Squire D. Rushnell................       419,920(2)          1.0%             0             *
   Martin A. Gallogly................        19,333(3)           *               0             *

DIRECTORS AND NOMINEES
   Christopher A. Cates..............        21,000(4)           *               0             *
   Floyd Christofferson..............         1,000(5)           *               0             *
   Dianne M. Faure...................         1,000(5)           *               0             *
   Dong Moon Joo.....................         1,000(5)           *               0             *
   Masahisa Kobayashi................         1,000(5)           *               0             *
   Dr. S. Robert Lichter.............             0              *               0             *
   Frederick W. Newton...............             0              *               0             *
   Phillip Sanchez...................         1,000(5)           *               0             *
   Robert J. Wussler.................         1,000(5)           *               0             *

ALL DIRECTORS AND EXECUTIVE OFFICERS
AS A GROUP (12 PERSONS)..............       466,253             2.3%             0              0%

OTHER 5% HOLDERS
   Concept Group (6).................    14,432,417(7)         70.1%         2,500           76.9
   Charles Potter....................       123,285(8)           *             750           23.1

 *   Less than one percent.

(1) Unless otherwise indicated, each person included in the table has sole power to vote, or dispose or direct the disposition of, all shares beneficially owned by him or her, subject to applicable community property laws. Unless otherwise indicated, the address for each such person is 650 Massachusetts Avenue, N.W., Washington, D.C. 20001.

(2) Includes 419,920 shares of Common Stock issuable upon the exercise of options held by Mr. Rushnell which will be exercisable upon approval of such options by the Company's stockholders. See Item 3. Proposal to Approve Stock Option Agreement. Excludes 419,920 shares for which options may vest in August 1998 and May 1999 if Mr. Rushnell remains with the Company. Mr. Rushnell is also a director of the Company.

(3) Includes 19,333 shares of Common Stock issuable upon the exercise of currently exercisable options held by Mr. Gallogly. Excludes 9,667 shares of which options may vest in August 1998.

(4) Includes 21,000 shares of Common Stock issuable upon the exercise of currently exercisable options held by Mr. Cates. Excludes 5,000 shares for which options may vest in August 1998, 1999 and 2000.

(5) Includes 1,000 shares of Common Stock issuable upon the exercise of currently exercisable option held by Messrs. Christofferson, Joo, Kobayashi, Sanchez and Wussler and Ms. Faure. Excludes 5,000 shares for which options may vest in August 1998, 1999 and 2000.

(6) The Concept Group consists of Concept, Crown and Capital, which constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Crown has informed the Company that it is a subsidiary of Capital, and Concept has informed the Company that it is a subsidiary of Crown. Concept, Crown and Capital have informed the Company that they share voting and dispositive power with respect to all shares as to which Crown and Concept are record holders.

(7) Includes 13,182,417 shares of Common Stock, 215,005 shares of Common Stock that may be acquired upon the exercise of warrants, 250,000 shares of Common Stock that may be acquired upon the conversion of 2,500 shares of Preferred Stock, all of which are held of record by Concept, and 1,000,000 shares of Common Stock held of record by Crown. The Concept Group claims sole voting and dispositive power with respect to such shares.

(8) Includes 75,000 shares of Common Stock issuable upon conversion of 750 shares of Preferred Stock held of record by Mr. Potter.


                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

     The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company for the years ended December 31, 1995, 1996 and 1997 of those persons serving as the Company's chief executive officer or acting in a similar capacity and the Company's chief financial officer. During 1997, no other executive officer of the Company received total annual salary and bonus in excess of $100,000. No restricted stock awards or stock appreciation rights ("SARs") have been granted at any time in prior years.

SUMMARY COMPENSATION TABLE

                                                        ANNUAL COMPENSATION
                                      -------------------------------------------------------
NAME AND                                                                    OTHER ANNUAL               ALL OTHER
PRINCIPAL POSITION            YEAR      SALARY($)        BONUS($)         COMPENSATION($)           COMPENSATION($)
--------------------------  --------  --------------  --------------  ------------------------  ------------------------
Squire D. Rushnell,           1997      $205,923         $37,500                 --                        --
 Chief Executive Officer,     1996       119,231          50,000                 --                        --
 and President (1)

Martin A. Gallogly, Vice      1997        93,876          13,500                 --                        --
 President, Treasurer and
 Chief Financial
 Officer(2)

_______________________

(1) The Company entered into an employment agreement with Mr. Rushnell dated May 13, 1996. See Employment Contracts and Termination of Employment and Change-in-Control Arrangements.

(2) The Company has not entered into an employment agreement with Mr. Gallogly. Mr. Gallogly did not earn in excess of $100,000 per year from the Company prior to 1997.

STOCK OPTION GRANTS

     On May 13, 1996, the Company granted Mr. Rushnell options to purchase 839,840 shares of Common Stock at an exercise price of $0.35 per share. As of December 31, 1997, none of these shares have vested. See Item 3. Proposal to Approve Stock Options. On August 16, 1995, the Company granted Mr. Gallogly 29,000 shares of Common Stock at an exercise price of $1.00. As of December 31, 1997, 19,333 of these shares have vested. No SARs, long-term incentives or restricted stock were granted to any of the named executive officers or any other Company employee in 1997.

STOCK OPTION EXERCISES

     The following table summarizes information relating to stock option exercises during 1997 and the number and value of unexercised stock options previously granted to the executive officers named in the Summary Compensation Table. As previously indicated, no SARs have been granted at any time to any of the named executive officers or any other Company employee.

                     AGGREGATE OPTION EXERCISES IN 1997 AND
                     OPTION VALUES AS OF DECEMBER 31, 1997

                                                           NUMBER OF                   VALUE OF UNEXERCISED
                                                      SECURITIES UNDERLYING                 IN-THE-MONEY
                          SHARES                     UNEXERCISED OPTIONS AT                  OPTIONS AT
                         ACQUIRED                       DECEMBER 31, 1997                DECEMBER 31, 1997(1)
                            ON        VALUE       -----------------------------     ---------------------------
NAME                     EXERCISE    REALIZED     EXERCISABLE    UNEXERCISEABLE     EXERCISABLE   UNEXERCISABLE
-----------------------  --------    --------     -----------    --------------     -----------   -------------
Squire D. Rushnell          0            0          419,920(2)       419,920(2)           $0            $0
Martin A. Gallogly          0            0           19,333            9,667              $0            $0

_______________________

*(1) Based on a stock price of $0.05, which was the average of the high asked and low bid prices reported on December 31, 1997.

 (2) Options to acquire 419,920 shares of Common Stock will vest upon approval of the options by the Company's stockholders. Options to acquire the remaining 419,920 shares of Common Stock may vest in August 1998 and May 1999. See Item 3. Proposal to Approve Stock Options.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     On May 13, 1996, the Company entered into an employment agreement with Mr. Rushnell which provided that Mr. Rushnell would hold the offices of President and Chief Executive Officer and that the Company would pay Mr. Rushnell an annual base salary of $200,000, with annual increases of no less than 5.0%. The Company paid Mr. Rushnell a "benchmark" bonus of $50,000 in advance upon commencement of his tenure as President and Chief Executive Officer. In addition, Mr. Rushnell is entitled to receive annual benchmark bonuses of $50,000, payable quarterly, if the Company attains or exceeds its business plan. Mr. Rushnell received a benchmark bonus of $37,500 for 1997. Mr. Rushnell is also entitled to receive annual deficit reduction bonuses of 10.0% of the amount of deficit reduction for the current period compared to that of the prior period. The Company has also provided Mr. Rushnell with a monthly stipend of $600 for obtaining and maintaining an automobile. Mr. Rushnell is entitled to receive a severance payment in the event that Concept no longer owns, directly or indirectly, more than 50.0% of the total voting power of the Company's outstanding shares and Mr. Rushnell is subsequently terminated. The severance payment will equal (i) $200,000 if in the second contract year, and (ii) not more than $100,000 if in the third contract year.

     Pursuant to the Agreement, Mr. Rushnell was granted options to acquire 839,840 shares at an exercise price of $0.35 per share. The effectiveness of this grant is conditioned on stockholder approval. The options are nonqualified stock options, and were granted outside the 1996 Plan. The options vest in four equal installments on February 12, 1997, November 12, 1997, August 12, 1998 and May 12, 1999. They expire on the earliest of (i) May 12, 2006; (ii) 90 days following termination of Mr. Rushnell's employment for cause or resignation by Mr. Rushnell without good cause (unless stockholder approval of the grant has not been obtained at the time of termination or resignation, in which case the 90 day period will run from the date approval is obtained); and (iii) one year following termination by reason of death or disability, termination without cause, termination following a change in control, or resignation by Mr. Rushnell for good reason (unless stockholder approval of the grant has not been approved at the time of the termination or resignation, in which case the one year period will run from the date approval is obtained). Vesting accelerates upon termination without cause, a change in control or resignation by Mr. Rushnell for good reason. Upon a change in control, Mr. Rushnell will be entitled to cancel his options and receive a payment equal to the difference between the exercise price and the higher of the current market price of the stock and the highest price paid to stockholders in the transactions leading to the change in control. Additional options will be granted on each vesting date sufficient to ensure that on such date, the options that vest are sufficient to give Mr. Rushnell the right to acquire 1.0% of the issued and outstanding Common Stock. The exercise price of the additional options will be based on the average of the bid and asked prices of the stock over the thirty trading days prior to the vesting date. Mr. Rushnell has registration rights with respect to the resale of the shares of the Common Stock to be acquired upon exercise of his options. See
Item 3. Proposal to Approve Stock Options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Board of Directors determines the compensation of, and incentives for, the Company's Chief Executive Officer. See Item 1. Election of Directors and Certain Relationships and Related Transactions for a description of interlocks and insider participation.

COMPARATIVE STOCK PERFORMANCE

     The following graph indicates the Company's cumulative total return to holders of its Common Stock for the past five years, as compared to the cumulative total return for the Standard & Poor's ("S&P") 500 Composite Stock Index and the S&P Broadcast Media Index, on an annual basis. The comparison assumes $100 was invested on December 31, 1992 in Common Stock and in each of the foregoing indices and assumes reinvestment of dividends, if any. The stock performance shown on the following graph is not necessarily indicative of future performance.


                                                  TOTAL RETURN TO SHAREHOLDERS
                                                  (DIVIDENDS REINVESTED MONTHLY)

                           ANNUAL RETURN PERCENTAGE
                                 YEARS ENDING


COMPANY/INDEX                       DEC93     DEC94   DEC95   DEC96   DEC97
================================================================================
NOSTALGIA NETWORK INC               58.33    (61.85) (72.41) (50.00) (60.00)
BRDCAST (TV,RADIO, CABLE)-500       40.27     (7.15)  30.91  (18.03)  64.53
S&P 500 INDEX                       10.08      1.32   37.58   22.96   33.36


                                INDEXED RETURNS
                                 YEARS ENDING

                                     BASE
                                    PERIOD
COMPANY/INDEX                       DEC92     DEC93   DEC94   DEC95   DEC96    DEC97
====================================================================================
NOSTALGIA NETWORK INC                100     158.33   60.40   16.67    8.33     3.33
BRDCAST (TV,RADIO, CABLE)-500        100     140.27  130.24  170.50  139.76   229.94
S&P 500 INDEX                        100     110.08  111.53  153.45  188.68   251.63



INDEX RETURNS



                                             BASE PERIOD...
                                             --------------

COMPANY/INDEX                                12/31/92       12/31/93       12/31/94       12/31/95       12/31/96       12/31/97
--------------------------------------------------------------------------------------------------------------------------------
The Nostalgia Network, Inc.                 $  100.00      $  158.33      $   60.40      $   16.67      $    8.33      $    3.33
--------------------------------------------------------------------------------------------------------------------------------
S&P 500 Index                               $  100.00      $  110.08      $  111.53      $  153.45      $  188.68      $  251.63
--------------------------------------------------------------------------------------------------------------------------------
S&P Broadcast Media  Index                  $  100.00      $  140.27      $  130.24      $  170.50      $  139.76      $  229.94
--------------------------------------------------------------------------------------------------------------------------------

REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Company has no compensation committee or other committee of the Board of Directors performing similar functions. Accordingly, the Board of Directors determines the amount of compensation of, and incentives for, the Company's Chief Executive Officer. The Chief Executive Officer determines the compensation of, and incentives for, the Company's other executive officers. The Board also administers the stock option plans of the Company.

     The base salary, bonus and benefits payable for 1997 to Mr. Rushnell, the Company's President and Chief Executive Officer, is fixed under a multi-year employment agreement, which was approved by the Board of Directors. See Employment Contracts and Termination of Employment and Change-in-Control Arrangements.

     Stock options may be granted, at the direction of the Board, under the Company's 1996 Plan to the Company's executive officers, other employees, independent contractors and agents. The 1996 Plan provides that all remaining reserved shares, as well as any subsequent cancellations of any options currently outstanding, under the 1987 Stock Option Plan (the "1987 Plan") and the 1990 Incentive and Nonqualified Stock Option Plan (the "1990 Plan" and, collectively with the 1996 Plan and the 1987 Plan, the "Plans"), be transferred into the 1996 Plan. The purposes of the Plans are to attract and retain high-quality personnel and strengthen the Company by providing incentives for its success. Under the Plans, stock options are granted for terms not exceeding ten years, with an exercise price equal to (or greater than) the market price of the Common Stock on the date of grant, and typically are granted, subject to vesting, in installments of share amounts over a three year period. In 1997, the Board awarded options under the 1996 Plan to directors by formula grants representing 3,000 shares per director, or 30,000 shares in the aggregate, at an exercise price of $0.07 which will vest over a period of three years.

     PHILLIP SANCHEZ (CHAIRMAN)     MASAHISA KOBAYASHI
     CHRISTOPHER A. CATES           S. ROBERT LICHTER
     FLOYD CHRISTOFFERSON           FREDERICK W. NEWTON
     DIANNE M. FAURE                SQUIRE D. RUSHNELL
     DONG MOON JOO                  ROBERT J. WUSSLER


COMPLIANCE WITH REPORTING REQUIREMENTS OF SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Pursuant to Section 16(a) of the Exchange Act, the Company's directors, executive officers and any persons holding 10.0% or more of its stock are required to report their beneficial ownership and any changes therein to the Commission. Specific due dates for these reports have been established and the Company is required to report herein any failure to file such reports by those due dates. Based solely on review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that, during 1997, its executive officers, directors and greater than 10.0% beneficial owners complied with all applicable Section 16(a) filing requirements.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company had the following transactions directly or indirectly with directors, executive officers and holders of more than 5.0% of the Company's issued and outstanding stock since the beginning of 1997:

     CONCEPT AND CROWN. In 1997, loans from Concept and Crown (collectively, the "Majority Stockholders") were the principal source of the Company's capital. From 1994 through December 31, 1997, the Majority Stockholders provided $39.5 million in financing, including $19.5 million loaned to the Company in 1997 at an interest rate of 8.5% per annum. In addition, in 1998 Crown has loaned an additional $8.0 million to the Company at an interest rate of 8.5% per annum.

     On April 1, 1998, the Company issued promissory notes in the principal amounts of approximately $19.2 million to Concept and approximately $28.6 million to Crown in substitution and replacement of the Company's previously issued promissory notes and accrued interest thereon. These notes bear interest at 8.5% per annum and are secured by a security interest in all of the Company's assets. Interest on the unpaid principal and interest shall compound monthly and is subject to a minimum aggregate monthly payment of $60,000. These notes and all accrued and unpaid interest mature on February 1, 1999.

     On April 1, 1998, the Company issued a promissory note to Crown in the maximum principal amount of approximately $15.3 million (the "Grid Note") at 8.5% per annum and secured by a security interest on all of the Company's assets. Interest on the unpaid principal and interest shall compound monthly and are due on or before February 1, 1999. As of April 28, 1998, the Company has drawn approximately $3.8 million of principal amount of the loan.

     In connection with the two substitution and replacement notes and the Grid Note, the Company entered into certain letter agreements (the "Letter Agreements") with the Majority Stockholders. In the Letter Agreements the Company granted to Concept a right of first refusal in the event that the Company desires to sell more than 500,000 shares of the Common Stock or more than 500 shares of its Preferred Stock. The Letter Agreements also provide that during the terms of the loans evidenced by the promissory notes, the Company will not enter into any agreement committing it to spend in excess of $1.0 million unless such expenditure is provided for in the Company's budget or otherwise approved by the Majority Stockholders. In the Letter Agreements, the Company agrees to provide the Majority Stockholders monthly financial statements and financial information until the loans mature.

     Throughout 1997, Mr. Joo was an officer and director of Crown and Concept, and Messrs. Cates and Christofferson were officers of Concept subsidiaries.

     AVI. The Company and AVI are parties to an agreement (the "AVI Agreement") pursuant to which AVI provides to the Company certain exclusive television production, post-production and master control/uplink services and equipment and leases to the Company 3,000 square feet of office space in AVI's Alexandria, Virginia production facilities at a monthly rate of $3,896. Under the terms of the AVI Agreement, the Company is required to purchase a minimum of number of hours of such services during each year at specified rates. The Company has agreed to pay a minimum monthly fee of 78,000 to AVI. If the Company does not actually purchase $78,000 of services in a month from AVI, the differences up to a maximum of $75,000 for all months elapsed, subject to certain limitations, may be used as a credit of the fees in future months. The net amount payable to AVI for these additional services with respect to 1997 was approximately $119,000.

     In March 1992, in connection with payment of amounts then claimed by AVI to be due under the AVI Agreement, the Company paid $2.0 million for the benefit of AVI and executed a promissory note in favor of AVI in the principal amount of $305,000, bearing interest at the rate of 2.5% percent per quarter, compounded quarterly, due March 31, 2002 (the "AVI Note"). The AVI Note contains provisions for, inter alia, conversion of the indebtedness into Senior Preferred Stock, which the Company currently is not authorized to issue. Pursuant to a security agreement entered into between the Company and AVI at that time, the Company granted AVI a security interest in (a) $150,000 in specified accounts receivable and certain other accounts and contracts; (b) proceeds thereof; and (c) copies of certain books and records, provided that, as long as the Company was not in default, AVI agreed not to perfect its security interest and to hold for filing the UCC-1 financing statement.

     Throughout 1997, Messrs. Cates and Joo were officers and directors of AVI.

     WTC. The Company's executive offices are located at 650 Massachusetts Avenue, N.W., Washington, D.C., where the Company leases approximately 5,100 square feet of space from WTC. The lease expires in November 1999 and provides for an initial base monthly rent of $12,537. Effective November 1997 that rent increased to $12,788. All of the interest in WTC is owned by U.S. Property Development Corporation ("USPDC") (99.0% directly and 1.0% through a USPDC subsidiary). Throughout 1997, Mr. Joo was an officer and director of USPDC. WTC is under common control with AVI. Throughout 1997, Messrs. Cates and Joo were officers and directors of AVI.

     MANHATTAN. The Company utilizes the facilities of Manhattan for both remote and on-site television production on an ad hoc basis. During 1997 the Company incurred $446,000 for services rendered by Manhattan. Through April 1997, Mr. Christofferson was an officer of Manhattan. Manhattan is under common control with AVI.

     AVI AFFILIATES. The Company is informed that in addition to WTC a number of other companies (the "AVI Affiliates") are under common control with AVI. These AVI Affiliates include Manhattan, True World Group, Inc., and NWC. Through April 1997, Mr. Christofferson was an officer of Manhattan. From April 1997, Mr. Kobayashi has served as an officer of True World Group, Inc., and Messrs. Sanchez and Joo have served as officers of NWC.

     POTOMAC. The Company utilizes the facilities of Potomac for remote site television production on an ad hoc basis. During 1997 the Company incurred approximately $66,000 for services rendered by Potomac. Throughout 1997, Mr. Christofferson was an officer of Potomac. Potomac is a subsidiary of Concept.

     PVI. The Company utilizes the facilities of PVI for transmission services on an ad hoc basis. During 1997 the Company incurred $10,000 for services rendered by PVI. Throughout 1997, Mr. Cates was an officer of PVI. PVI is a subsidiary of Concept.

     CONCEPT AFFILIATES. The Company is informed that in addition to Crown a number of other companies (the "Concept Affiliates") are under common control with Concept. These Concept Affiliates include Crown, Capital, Potomac and PVI. Since April 1997, Mr. Christofferson has served as an officer of Potomac. Throughout 1997, Mr. Cates was an officer of PVI, and Mr. Joo was an officer of Concept, Crown and Capital, and a director of Concept, Crown, Capital, Potomac and PVI.

                               OTHER INFORMATION

     Brokers and other persons holding Common Stock in their names, or in the names of a nominee, will be requested to forward this Proxy Statement and the accompanying material to the beneficial owners of the Common Stock and to obtain proxies, and the Company will defray reasonable expenses incurred in forwarding such material.

     The Company's Annual Report to Stockholders, which includes the Company's Annual Report on Form 10-K for the year ended December 31, 1997, including financial statements and schedules filed with the Securities and Exchange Commission, accompanies this Proxy Statement. If a stockholder desires an additional copy of the Form 10-K, with exhibits, one will be provided without charge upon written request to the Company.

                             STOCKHOLDER PROPOSALS

     Stockholders may submit written proposals to be considered for stockholder action at the Company's 1999 Annual Meeting of Stockholders expected to be held in June 1998. To be eligible for inclusion in the Company's Proxy Statement for the 1999 Annual Meeting, stockholder proposals must be received by the Company by December 31, 1998 and must otherwise comply with applicable Commission regulations. Stockholder proposals should be addressed to the Company at its principal place of business, attention: Secretary.

     In addition, the Company's Certificate of Incorporation requires that stockholders wishing to nominate a person for election as a director give written notice to the Company and provide certain information regarding the nominee not less than 14 nor more than 50 days prior to the meeting.

                                By order of the Board of Directors,

                                /s/ Willard R. Nichols
                                Willard R. Nichols
                                General Counsel and Secretary

COMMON STOCK

                          THE NOSTALGIA NETWORK, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          Proxy... The undersigned stockholder of THE NOSTALGIA NETWORK, INC. (the "Company") appoints DIANE FULLER and MARTIN A. GALLOGLY, or either of them, proxies, with full power of substitution, to vote at the 1998 Annual Meeting of Stockholders of the Company to be held in the Second Floor Conference Room, 650 Massachusetts Avenue, N.W., Washington D.C. 20001 at 11:00 a.m., Wednesday, June 10, 1998, and any adjournment or adjournments thereof, the shares of Common Stock or equivalent thereof of the Company that the undersigned is entitled to vote, on all matters that may properly come before that meeting.

                        (TO BE SIGNED ON REVERSE SIDE)

                                                                     -----------
                                                                     SEE REVERSE
                                                                        SIDE
                                                                     -----------

[X]  PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE.

  You are urged to cast your vote by marking the appropriate boxes. Please note that, unless a contrary instruction is indicated, this proxy will be voted FOR election of all nominees identified in Item 1.

                         FOR  WITHHELD
1. The election of ten   [ ]     [ ]       Nominees:  Christopher Cates,
   directors for the                       Floyd Christofferson, Dianne Faure,
   ensuing year.                           Hiroshi Goto, Dong Moon Joo, S.
                                           Robert Lichter, Frederick W. Newton,
                                           SQuire Rushnell, Phillip Sanchez,
                                           and Robert Wussler


                         FOR  AGAINST  WITHHELD
2. Ratification of       [ ]    [ ]      [ ]
   selection of BDO
   Seidman, LLP as
   independent public
   accountants.


   For all nominees listed above (except as marked to the contrary) (INSTRUCTION: TO WITHHOLD YOUR VOTE FOR ONE OR MORE INDIVIDUAL NOMINEES, WRITE THE NAMES OF EACH NOMINEE WITH RESPECT TO WHOM YOU CHOOSE TO WITHHOLD AUTHORITY TO VOTE IN THE SPACE PROVIDED BELOW.)


                         FOR  AGAINST  WITHHELD
3. Approval of stock     [ ]    [ ]      [ ]
   options granted to
   SQuire Rushnell.


4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

SIGNATURE (S)                                                  DATE
              ------------------------------------------------      ------------

              ------------------------------------------------
IMPORTANT:    Please sign your name or names exactly as shown hereon and date your proxy in the blank space provided above. For joint accounts, each joint owner should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If the signer is a corporation or partnership, please sign full corporate or partnership name by duly authorized officer of partner.